Exhibit 6.3

ANGEL STUDIOS 024, INC.

Amendment to the Picture Services Agreement

This AMENDMENT TO THE PICTURE SERVICES AGREEMENT for Sketch (“Picture”) by and between THE WONDER PROJECT, INC., (the “Producer” or “You”), and ANGEL STUDIOS 024, INC., formerly known as Angel Studios [TBD], Inc. (“Angel” or “Us”), dated as of March 18, 2025 (the “Addendum Effective Date”). Capitalized terms used but not defined in this Amendment shall have the same meaning given such terms in the Agreement.

WHEREAS, the parties entered into that certain Picture Services dated March 7, 2025 (the “Agreement”);

WHEREAS, the entity previously known as Angel Studios [TBD], Inc. has undergone a name change and is now known as Angel Studios 024, Inc.;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Entity Name Change. All references to “ANGEL STUDIOS [TBD], INC.” in the Agreement (including all obligations and responsibilities) shall be deemed to refer to “ANGEL STUDIOS 24, INC.”

2.	No Other Changes. Except as expressly amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

THE WONDER PROJECT, INC.		ANGEL STUDIOS 024, INC.

By:	/s/ Tristen Tuckfield	By:	/s/ Patrick Reilly
Name:	Tristen Tuckfield	Name:	Patrick Reilly
Title:	Chief Commercial Officer	Title:	Chief Executive Officer